EXHIBIT 12(b)



                           TEXAS UTILITIES ELECTRIC COMPANY
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS



                                                             TME
                                                          SEPTEMBER
                                                             1996
                                                         ------------
                                                         THOUSAND OF
                                                           DOLLARS,
                                                        EXCEPT RATIOS

     FIXED CHARGES:
       Interest on mortgage bonds                       $  495,671

       Interest on other long-term debt                     32,627

       Amortization of debt discount, (premium)
         and expense                                        11,091

       Amortization of loss on reacquired debt              21,788

       Other interest charges                               51,203

                                                            20,842
       Rentals representative of the interest factor    ----------

         Total fixed charges                            $  633,222

                                                            71,376
     Preferred dividends*                               ----------

                                                        $  704,598
       Fixed charges and preferred dividends            ==========



     EARNINGS:

       Net income                                       $  895,124

       Add:
         Federal income taxes                              262,342

         Deferred federal income taxes - net               172,541

         Federal investment tax credits - net              (21,690)

                                                           633,222
         Fixed charges                                  ----------

                                                        $1,941,539
           Total earnings                               ==========


     RATIO OF EARNINGS TO FIXED
       CHARGES AND PREFERRED                                  2.76
       DIVIDENDS                                              ====



                                          YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                                1995         1994         1993         1992
                                ----         ----         ----         ----
                                     THOUSAND OF DOLLARS, EXCEPT RATIOS

     FIXED CHARGES:

       Interest on mortgage
         bonds             $  526,977    $  567,363   $  610,999   $  598,235

       Interest on other
          long-term debt       44,071        32,183       45,787       54,379

       Amortization of debt
         discount, (premium)
         and expense            9,959         8,615        6,493        4,778

       Amortization of loss
         on reacquired debt    19,547        17,608       12,471        9,301

       Other interest
         charges               28,994        36,408       10,222       22,123

       Rentals
         representative of
         the interest          24,329        26,017       29,637       30,828
         factor            ----------    ----------   ----------   ----------

         Total fixed
           charges         $  653,877    $  688,194   $  715,609   $  719,644

                               93,371       143,233      168,465      138,160
     Preferred dividends*  ----------    ----------   ----------   ----------

       Fixed charges and
         preferred         $  747,248    $  831,427   $  884,074   $  857,804
         dividends         ==========    ==========   ==========   ==========



     EARNINGS:

       Net income          $  454,432    $  658,192   $  476,526   $  821,123

       Add:
         Federal income
           taxes              201,534       146,633       96,951       29,049

         Deferred federal
           income taxes -
           net                 32,620       219,752      164,487      233,125

         Federal investment
           tax credits -
           net                (21,201)      (23,698)     (19,698)     (20,322)

                              653,877       688,194      715,609      719,644
         Fixed charges     ----------    ----------   ----------   ----------

                           $1,321,262    $1,689,073   $1,433,875   $1,782,619
           Total earnings  ==========    ==========   ==========   ==========


     RATIO OF EARNINGS TO
       FIXED CHARGES AND         1.77          2.03         1.62         2.08
       PREFERRED DIVIDENDS       ====          ====         ====         ====


     * Preferred dividends represent (1) the portion of preferred dividends deductible for federal income tax purposes, plus (2) the balance of preferred dividend requirements multiplied by the ratio of pre-tax income to net income.